Exhibit 10.1

DATE: 20th day of February, 2008

FEISHANG GROUP LIMITED

(as Vendor)

AND

 CHINA NATURAL RESOURCES, INC.

(as Purchaser)

AGREEMENT

IN RELATION TO THE SALE AND PURCHASE OF

THE ENTIRE ISSUED SHARE CAPITAL AND THE SHAREHOLDER’S LOAN OF

 MARK FAITH TECHNOLOGY DEVELOPMENT LIMITED

Kirkpatrick & Lockhart Preston Gates Ellis 高盖茨律师事务所 35th Floor, Two International Finance Centre 8 Finance Street, Central, Hong Kong T 852.2230.3500 F 852.2511.9515 Website: www.klgates.com

THIS AGREEMENT is made on 20th day of February, 2008

BETWEEN:

(1)

FEISHANG GROUP LIMITED, a company incorporated in the British Virgin Islands and having its registered office at Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the “Vendor”); and

(2)

CHINA NATURAL RESOURCES, INC., a company incorporated in the British Virgin Islands and having its registered office at Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands (“Purchaser”).

WHEREAS

(A)

Mark Faith Technology Development Limited (the “Company”) is a company incorporated in Hong Kong on 11 August 2006 with limited liability and an issued share capital of HK$30,000,000 divided into 30,000,000 ordinary shares of HK$1.00 each (the “Sale Interests”). The Company holds the entire equity interest in Feishang Copper. Further details of the Company are set out in Part A of Schedule 1.

(B)

As at the date of this Agreement, the Vendor is the sole shareholder of the Company.

(C)

巴彦淖尔市飞尚铜业有限公司（Bayannaoer City Feishang Copper Company Limited） (“Feishang Copper”) is a company established in the People’s Republic of China (“PRC”) and is principally engaged in copper smelting in the PRC.  Feishang Copper has a registered capital of RMB174,200,000, in which  RMB75,190,000 has been paid up.  Feishang Copper is wholly and beneficially owned by the Vendor free from all Encumbrances or interests in favour of any other person.  Further details of Feishang Copper are set out in Part B of Schedule 1.

(D)

As at the date of this Agreement, the issued shares of the Purchaser are listed on the Nasdaq Capital Market (the “Nasdaq”) under the trading symbol of CHNR. The Purchaser is principally engaged in the mining of zinc and iron and other minerals for distribution in the PRC.

(E)

The Purchaser wishes to purchase the Sale Interests and the Shareholder’s Loan and the full benefit and advantage thereof and the Vendor wishes to sell the Sale Interests and the Shareholder’s Loan and the full benefit and advantage thereof to the Purchaser, subject to the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.

INTERPRETATION

1.1

In this Agreement, including the Recitals, unless the context otherwise requires:

“Audited Accounts”	the audited consolidated balance sheet of the Group as at 31 December 2007 and the audited consolidated statement of operations of the Group for the financial year ended 31 December 2007

“Business Day”

a day (excluding Saturday, Sunday and public holidays and days on which a tropical cyclone warning no. 8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00am and 5:00pm) on which licensed banks in Hong Kong are open for  general banking transactions in Hong Kong throughout their normal business hours

“Company”	has the meaning ascribed to it in Recital (A)
“Completion Accounts”

the unaudited consolidated balance sheet of the Group as at 31 December 2007 and the unaudited consolidated statement of operations of the Group for the financial year ended 31 December 2007, a copy of which is annexed to this Agreement as Annexure A

“Completion Date”	the fifth Business Day after the Conditions Precedent have been fulfilled or waived (as the case may be) or such other date as may be agreed by the parties in writing
“Completion”	completion of the sale and purchase of the Sale Interests in accordance with Clause 5
“Conditions Precedent”	the conditions precedent set out in Clause 4.2
“Consideration”	has meaning ascribed to it in Clause 3.1
“Encumbrance”

(a) any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind; (b) any arrangement whereby any rights are subordinated to any rights of any third party; (c) any contractual right of set-off; and (d) the interest of a vendor or lessor under any conditional sale agreement, lease, hire purchase agreement or other title retention arrangement other than an interest in a lease or hire purchase agreement which arose in the ordinary course of business

“Feishang Copper”	has the meaning ascribed to it in Recital (C)

“Group” or “Group Companies”	the Company and its subsidiary and “Group Company” shall be construed accordingly
“HK$”	Hong Kong dollars, the lawful currency of Hong Kong
“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC
“Land”	the land owned by Feishang Copper, particulars of which are set out in Schedule 3
“Long Stop Date”	31 March 2008 or such other date as may be agreed by the parties in writing
“Nasdaq”	has the meaning ascribed to it in Recital (D)
“Plant”	the factory plant owned by Feishang Copper, particulars of which are set out in Schedule 3
“PRC”	has the meaning ascribed to in it in Recital (C)
“RMB”	Renminbi, the lawful currency of the PRC
“Sale Interests”	has the meaning ascribed to it in Recital (A)
“Shareholder’s Loan”	all indebtedness outstanding from the Company to the Vendor which amounts to RMB47,291,576 as at the date hereof
“Vendor’s Warranties”	the representations, warranties and undertakings contained or referred to in Clause 6 and Schedule 2

“this Agreement”	means this Agreement (including the Schedules and Annexures) and any supplemental agreement thereto
“%”	per cent.

1.2

References to Recitals, Clauses, Schedules and Annexures are, unless otherwise stated, to the recitals to, clauses of, schedules to or annexures of this Agreement.

1.3

In this Agreement, unless the context otherwise requires, the singular includes the plural and vice versa, words importing any gender include every gender and references to persons include corporations.

1.4

References in this Agreement to the provisions of any ordinance or enactment shall include any ordinance or enactment which amends or replaces, or has amended or replaced, it and shall include any subordinate legislation made under it.

1.5

Headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.

SALE AND PURCHASE OF THE SALE INTERESTS

2.1

Subject to and upon the terms and conditions of this Agreement, the Vendor as legal and beneficial owner shall sell and the Purchaser shall purchase the Sale Interests and the Shareholder’s Loan and the full benefit and advantage thereof free from all Encumbrances with effect from the date of this Agreement together with all rights attaching thereto including but not limited to all dividends paid, declared or made in respect thereof.

2.2

The Purchaser shall not be obliged to complete the sale and purchase of any part of the Sale Interests unless completion of the sale and purchase of the Sale Interests are conducted simultaneously.

3.

CONSIDERATION

3.1

The consideration for the sale and purchase of the Sale Interests (“Share Consideration”) shall be equals to the lower of (i) the amount of audited net asset value of the Group as at 31 December 2007 and (ii) RMB24,252,464.  The consideration for the sale and purchase of the Shareholder’s Loan (“Loan Consideration”) shall be RMB47,291,576.  (The Share Consideration and the Loan Consideration shall together be referred as “Consideration”).   The Consideration shall be satisfied by payment in cash as follows:

(i)

as to RMB30,000,000 (the “Deposit”) shall be payable by the Purchaser to the Vendor in cash and in Hong Kong dollars equivalent upon the signing of this Agreement as part payment of the Consideration and deposit, the receipt of which is hereby acknowledged by the Vendor; and

(ii)

as to RMB41,544,040 (the “Balance”) shall be payable by the Purchaser to the Vendor in cash and in Hong Kong dollars equivalent upon Completion in accordance with Clause 5.2(ii)(a).

3.2

In the event that the audited consolidated net asset value of the Group as at 31 December 2007 is lower than RMB24,252,464, the Vendor shall return to the Purchaser the balance between RMB24,252,464 and the amount of audited consolidated net asset value of the Group as at 31 December 2007 in cash and in Hong Kong dollars equivalent within 14 days after the date of the completion of the Audited Accounts of the Group.

3.3

In the event Completion does not take place in accordance with the terms and conditions of this Agreement, the Vendor shall forthwith refund the Deposit in cash and in Hong Kong dollars equivalent to the Purchaser or such other entity(ies) as it may direct in writing (with interest calculated at prime lending rate for Hong Kong dollars as quoted by the Hongkong and Shanghai Banking Corporation Limited per annum from the date of this Agreement until the date of receipt of the refund by the Purchaser or such other entity(ies) as it may direct in writing).

4.

CONDITIONS PRECEDENT

4.1

The Purchaser shall and shall procure that its agents shall forthwith upon the signing of this Agreement conduct such review of the assets, liabilities, operations, and affairs of the Group as it may reasonably consider appropriate and the Vendor shall provide and procure its agents to provide such assistance as the Purchaser or its agents may reasonably require in connection with such review so as to enable the review to be completed on or before the Long Stop Date.  The Vendor shall give and shall procure that the Purchaser and/or any of its agents be given such access to the premises and all books, documents, title deeds, records, returns, approvals, correspondence and accounts of the Group and all such information relating to the Group as may be requested by or on behalf of the Purchaser to undertake and conduct such review and be permitted to take copies of any such books, documents, title deeds, records and accounts and that the directors and employees of the Group shall be instructed to give promptly all such information and explanations to any such persons as aforesaid as may be requested by it or them.  For the avoidance of doubt, such review shall not limit or otherwise qualify in any way the obligations and liabilities of the Vendor under Clause 6.

4.2

Completion is conditional upon:

(i)

The Purchaser being satisfied in its absolute discretion with the results of the legal and financial due diligence review on the Group to be conducted under Clause 4.1;

(ii)

all Vendor’s Warranties remaining true and accurate and not misleading in any material respect as if repeated at Completion and at all times between the date of this Agreement and Completion; and

(iii)

all necessary consents, approvals and authorisations having been obtained from all relevant authorities in the PRC and in any other applicable jurisdiction in connection with the transactions contemplated under this Agreement, the implementation of the transactions contemplated hereunder and all other matters incidental hereto.

4.3

The Purchaser shall be entitled at its absolute discretion at any time by a notice in writing to the Vendor to waive any of the Conditions Precedent either in whole or in part.  If (i) any of the Conditions Precedent has not been satisfied (or waived by the Purchaser, as the case may be) at or before 5:00 p.m. on the Long Stop Date; or (ii) the Purchaser informs the Vendor in writing that it is not satisfied with the results of the due diligence review conducted pursuant to Clause 4.1, this Agreement shall automatically terminate and none of the parties to this Agreement shall have any claim of any nature or liabilities hereunder whatsoever against any of the other parties under this Agreement (save for any antecedent breaches of the terms hereof).  The Vendor shall forthwith refund the Deposit to the Purchaser or such other entity(ies) as it may direct in writing (with interest calculated at the prime lending rate for Hong Kong dollars as quoted by the Hongkong and Shanghai Banking Corporation Limited from time to time per annum from the date of this Agreement until the date of receipt of the refund by the Purchaser or such other entity(ies) as it may direct in writing).

5.

COMPLETION

5.1

Subject to the fulfillment or waiver (as the case may be) of the Conditions Precedent set out in Clause 4.2, Completion shall take place at the Company’s offices in Hong Kong at 4:00 p.m. on the Completion Date (or at such other place and time as the Purchaser and the Vendor may agree in writing) when all acts and requirements set out in this Clause 5 shall be complied with.

5.2

At Completion:

(i)

the Vendor shall deliver or cause to be delivered to the Purchaser:

(a)

instrument of transfer in favour of the Purchaser in respect of the Sale Interests duly executed by the registered holder thereof;

(b)

original share certificates in respect of the Sale Interests;

(c)

share certificate(s) in respect of the Sale Interests in the name of the Purchaser;

(d)

letters of resignation of the directors and secretary (if any) and the secretary of the Company as the Purchaser may require, duly executed under seal and confirming that he /she has no claim against the Company;

(e)

the statutory book (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of the Company;

(f)

a cheque issued by the Vendor, in favour of the Government of Hong Kong for a 50 per cent share of Hong Kong stamp duty payable upon the sale and purchase of the Sale Interests, together with a written undertaking from the Vendor (on terms reasonably approved by the Purchaser) in favour of the Purchaser to pay within 7 Business Days after assessment of half of any and all additional stamp duty which may be assessed payable in respect of the sale and purchase of all of the Sale Interests;

(g)

a certified copy of the written directions of the Vendor or the Company in relation to the removal of such directors as nominated by the Vendor or the Company to Feishang Copper;

(h)

a certified copy of the board resolutions of the Vendor or the Company and the Feishang Copper approving the resignation of such directors as nominated by the Vendor or the Company to Feishang Copper and the appointment of such person as directors of Feishang Copper as nominated by the Purchaser or any other person as it may direct;

(i)

a copy of the resolutions of the board of directors of the Vendor, certified as a true copy by a director of the Vendor or the company secretary of the Vendor, approving and authorising the execution of this Agreement and the consummation of the transactions contemplated by this Agreement;

(j)

such other documents (if any) as may be required to give good title to the Sale Interests to the Purchaser and to enable the Sale Interests to be registered in the name of the Purchaser with effect from the Completion Date; and

(k)

all books and records including but not limited to books of account, financial records of the Group duly written up to Completion.

 (ii)

Against compliance in full of the obligations of the Vendor set out in Clause 5.2(i):

(a)

the Purchaser shall deliver a cheque in the sum of the Balance drawn on a bank account in Hong Kong and made payable to the Vendor or such other person as it may direct in writing (provided that such written direction shall have been received by the Purchaser no less than three Business Days prior to the Completion Date); and

(b)

a copy of the resolutions of the board of directors of the Purchaser, certified as a true copy by a director of the Purchaser or the company secretary of the Purchaser, approving and authorising the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.3

If the Vendor shall fail to do anything required to be done by it under Clause 5.2(i), without prejudice to any other right or remedy available to the Purchaser, the Purchaser may:

(i)

defer Completion to a day not later than fourteen (14) days after the date fixed for Completion or such other date that the Purchaser deems fit and appropriate (and so that the provisions of this paragraph (a) shall apply to Completion as so deferred); or

(ii)

proceed to Completion so far as practicable but without prejudice to the Purchaser’s rights to the extent that the Vendor shall not have complied with their obligations hereunder; or

(iii)

rescind this Agreement without liability on its part.

5.4

The Vendor shall execute and do and cause or procure to be executed and done all such other documents, instruments, acts and things as may be reasonably required in order to perfect the right, title and interest of the Purchaser to and in the Sale Interests.

6.

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE VENDOR

6.1

In consideration of the agreement by the Purchaser to purchase the Sale Interests subject to the terms and conditions hereof, the Vendor hereby warrants and represents to and undertakes with the Purchaser in the terms of Schedule 2 but no information relating to the Group of which the Purchaser has knowledge (actual or constructive) shall prejudice any claim made by the Purchaser under the Vendor’s Warranties or operate to reduce any amount recoverable.

6.2

The Vendor’s Warranties shall be construed separately and independently and each of the Vendor’s Warranties shall be deemed to be repeated by the Vendor as at Completion and at all times between the date of this Agreement and Completion, as if made with reference to the facts and circumstances then existing.  The Vendor acknowledges that the Purchaser, in entering into this Agreement, is relying on, among other matters, the Vendor’s Warranties.

6.3

The Vendor agrees to fully indemnify and keep the Purchaser fully indemnified within five Business Days on written demand from and against all losses, liabilities, damages, costs and expenses (including legal expenses) which the Purchaser may incur or sustain from or in consequence of any of the Vendor’s Warranties not being correct or fully complied with.  This indemnity shall be without prejudice to any other rights and remedies of the Purchaser in relation to any such breach of Vendor’s Warranties and all such rights and remedies are hereby reserved.

6.4

The Vendor covenants and undertakes that it shall keep the Purchaser regularly informed of all affairs of the Group and that without the prior written consent of the Purchaser from the date of this Agreement until Completion, the Vendor shall procure the Group not to:

(i)

issue or agree to issue any shares, warrants or other securities or loan capital or grant or agree to grant any option over or right to acquire or convert into any share or loan capital or otherwise take any action which might result in the Purchaser acquiring on Completion a percentage interest in the Company lower than that contemplated under this Agreement;

(ii)

incur any expenditure on capital account or enter into any option in respect of any part of its assets;

(iii)

dispose of or agree to dispose of or grant any option in respect of any part of its assets;

(iv)

borrow any money (other than not exceeding HK$1,000,000 (or its equivalent in any other currency) in aggregate in the ordinary course of business of the Group or make any payments out of or drawings on its bank account(s) other than routine payments;

(v)

enter into any long term, unusual or abnormal contract or commitment;

(vi)

make any loan, advances or other credits to any third party;

(vii)

enter into any leasing hire purchase or other agreement or arrangements for payment on deferred terms;

(viii)

declare, make, or pay any dividend or other distribution or do or permit anything which may render its financial position less favourable than as at the date of this Agreement;

(ix)

grant or issue or agree to grant or issue any mortgages, charges, debentures or other securities or give or agree to give any guarantees, indemnities, surety or security;

(x)

let or agree to let or otherwise part with possession or ownership of the whole or any part of the properties owned by the Group nor purchase, take on lease or assume possession of any real property;

(xi)

make any change in the terms and conditions of employment or pension benefits of any of its directors or employees or employ or terminate the employment of any person;

(xii)

permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable;

(xiii)

purchase or redeem any shares or the registered capital of any Group Company or provide financial assistance for any such purchase;

(xiv)

in any other way depart from the ordinary course of its respective day-to-day business either as regards the nature, scope or manner of conducting the same;

(xv)

alter any provisions of its memorandum or articles of association or other constitutional documents;

(xvi)

compromise, settle, release, discharge or compound any material civil, criminal, arbitration or other proceedings or any material liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing;

(xvii)

voluntarily contravene or fail to comply with any material obligation, statutory or otherwise;

(xviii)

repay any loan or monies to its shareholders;

(xix)

create or permit to arise any lien, charge, pledge, mortgage or other security interest on or in respect of any of its undertaking, property or assets other than liens arising by operation of law;

(xx)

save as contemplated under this Agreement, appoint any new directors or officers or legal representatives (as the case may be); and

(xxi)

do any act or thing which will have or which will reasonably be expected to have a material adverse effect on the financial or trading position or prospects of the Group.

7.

FULL FORCE AND EFFECT

All provisions of this Agreement shall, so far as they are capable of being performed or observed and all Vendor’s Warranties and indemnities and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

8.

SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and enure for the benefit of each party's executors, administrators, successors and assigns (as the case may be) but the benefit of any provision in this Agreement may not be assigned by any party or its successors in title without the prior written consent of the other party.

9.

TIME

Time shall be of the essence of this Agreement.  No time or indulgence given by any party hereto to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

10.

FEES AND EXPENSES

Any stamp duty payable (if any) in respect of the sale and purchase of the Sale Interests shall be borne by the Vendor and the Purchaser equally.

11.

COSTS

Each party shall bear its own legal costs of and incidental to the preparation, execution and completion of this Agreement.

12.

TYPHOON, RAINSTORM

Notwithstanding anything herein provided, if the Completion Date or any date for payment herein shall fall on a day which is not a Business Day or shall fall on a day on which typhoon signal No.8 or above is hoisted or the black rainstorm warning is announced in Hong Kong at any time between 9:00 a.m. and 5:00 p.m., the Completion Date or such date for payment shall automatically be postponed to the next Business Day or such next succeeding Business Day on which no typhoon signal No.8 or above is hoisted or the black rainstorm warning is announced between the aforementioned hours (as the case may be).

13.

NOTICES

(a)

Any notice required to be given under this Agreement shall be deemed duly served if left at or sent by registered or recorded delivery post (airmail where appropriate) to the address specified in this Agreement of the party to be served or such other address as may have been last notified in writing by or on behalf of such party to the other party hereto.  Any such notice shall be deemed to be served at the time when the same is handed to or left at the address of the party to be served and if served by post on the third day (not being a Sunday or public holiday in the place where the addressee is located) next following the day of posting.

(b)

For the purpose of delivery of notices under this Agreement, the address and facsimile number of the Vendor are:

Address:

26/F, Securities Building, 5020 Binhe Road, Futian District, Shenzhen, PRC

Facsimile:

(755) 8299 1769

Attention:

Mr. Li Feilie

(c)

For the purpose of delivery of notices under this Agreement, the address and facsimile number of the Purchaser are:

Address:

Room 2105, 21/F., West Tower, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan, Hong Kong

Facsimile:

(852) 2810 6963

Attention:

board of directors

14.

PROCESS AGENT

14.1

The Vendor hereby appoints Anka Consultants Limited of Room 2105, 21/F., West Tower, Shun Tak Center, 200 Connaught Road Central, Sheung Wan, Hong Kong to receive, for it and on its behalf, service of process in the proceedings in Hong Kong.  Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Vendor).

14.2

If for any reason the agent named in Clause 14.1 (or its successor) no longer serves as agent of the Vendor for this purpose, the Vendor shall promptly appoint a successor agent in Hong Kong and notify the Purchaser provided that until the Purchaser receives such notification, it shall be entitled to treat the agent named in Clause 14.1 (or its successor) as the agent of the Vendor for the purposes of this Clause 14.  The Vendor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Vendor.

15.

CONFIDENTIALITY

Other than such disclosure as may be required by the Nasdaq, the US Securities and Exchange Commission (“SEC”) or any other stock exchange where the Purchaser or its parent companies are listed or are applying for listing, or any regulatory authority having jurisdiction over it or by applicable law, none of the parties to this Agreement shall make any announcement or release or disclose the contents of this Agreement (save disclosure to their respective professional advisers under a duty of confidentiality) without the written consent of the other party.

16.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties hereto in connection with the subject-matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither party has relied on any such proposals, representations, warranties, agreements or undertakings.

17.

COUNTERPARTS

This Agreement may be executed by the parties in any number of counterparts and on separate counterparts, each of which so executed shall be deemed an original but all of which shall constitute one and the same instrument and is binding on all parties.  A party may execute this Agreement and the documents referred to therein on a facsimile copy counterpart and deliver its signature by facsimile.

18.

GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in relation to any proceedings arising out of or in connection with this Agreement, but this Agreement may be enforced in any other courts of competent jurisdiction.

SCHEDULE 1

PART A

INFORMATION OF THE COMPANY

Name Of Company	:	Mark Faith Technology Development Ltd
顯信科技發展有限公司

Company Number	:	1066541

Place Of Incorporation	:	Hong Kong

Date Of Incorporation	:	11 August 2006

Registered Office	:	Room 2105, West Tower, Shun Tak Centre,
168-200 Connaught Road C, Sheung Wan, Hong Kong.

Capital Structure	:	Authorized share capital: HK$500,000,000 divided into 500,000,000 ordinary shares of HK$1.00 each
Issued share capital: HK$30,000,000 divided into 30,000,000 ordinary shares of HK$1.00 each

Members	:	Name		number of shares
		Feishang Group Limited		30,000,000

30,000,000

		Name		appointed on
Directors	:
		Li Feilie	China Passport number G06203533	22/11/07

Company Secretaries	:	Anka Consultants Ltd

Financial Year-End	:	31st December

PART B

INFORMATION OF FEISHANG COPPER

Name of Company

:

巴彥淖爾市飛尚銅業有限公司

(Bayannaoer City Feishang Copper Company Limited)

Date of establishment

:

May 26, 2005

Place of establishment

:

the PRC

Scope of business

:

Production and sale of metals and metal alloy products, electrical materials and chemical products

Business licence number

:

0513128

Business Licence period

:

May 26, 2005 to July 17, 2009

Registered address

:

巴彥淖爾市烏拉特后旗青山工業園區

(Bayannaoer City Wulatehouqi Qingshan Industrial Zone)

Paid-up capital

:

RMB75,190,000

Registered capital

:

RMB174,200,000

Legal representative

:

Wang Gen Yin

Shareholder

:

The Company : 100%

Subsidiaries

:

Nil

Investment in other company

:

Nil

 (other than the subsidiaries

  set out above)

SCHEDULE 2

VENDOR’S WARRANTIES

The Vendor hereby warrants and represents to and undertakes with the Purchaser that each of the following statements is now and will on Completion be true and accurate:

1.

Financial and Taxation

1.1

The Completion Accounts give a true view of the state of affairs of the Group for the financial year ended 31 December 2007 and of its loss for the financial year ended 31 December 2007, and make proper provision for all actual liabilities, bad or doubtful debts, taxation and proper provision for or a note of (in accordance with good accounting practice) all contingent unqualified or disputed liabilities and all capital commitments and have consistently applied the bases and policies of accounting in the unaudited balance sheet and statement of operations for the period to which the Completion Accounts have been made up and except where specified are not affected by any extraordinary exceptional or non-recurring item.  Save as set out in the Completion Accounts, the Group does not have any contingent or other liabilities.

1.2

The provision for taxation in the Completion Accounts is sufficient to cover all taxation assessed or liable to be assessed on the Group or for which the Group is then or may then be or become accountable in respect of profits, income earnings, receipts, transfers, events and transactions up to the relevant dates on which such accounts have been made up.

1.3

Feishang Copper has duly complied and will until Completion continue duly to comply with its obligations to account to PRC Tax Bureau and all other authorities for all amounts for which it is or may become accountable in respect of taxation.

1.4

All returns, computation and payments in connection with taxation that should have been made by a member of the Group have been made currently and on a proper basis and will until Completion continue to be so made.

1.5

Each member of the Group has duly and punctually paid all taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for taxation.

1.6

Each of the members of the Group has fully and punctually paid all taxes, duties and levies as the same became due and payable and none of the members of the Group is or is likely to be subject to any tax penalties.

1.7

Each member of the Group has exercised its reasonable endeavours to preserve and secure all tax benefits and refunds.

1.8

All assets of the Group of a wasting or depreciable nature are stated in the Completion Accounts after deduction of depreciation, and such depreciation being in amounts sufficient to write down such assets over their respective expected useful economic lives, and unless stated to the contrary in the Completion Accounts, depreciation is calculated on a straight line basis and a consistent depreciation policy has been adopted over all assets and there has been no change in the basis and policy of depreciation.

1.9

All accounting records, vouchers, invoices, ledgers, contracts and memoranda and all other accounting documents of each Group Company and records of all transactions thereof are in the possession of the relevant Group Company respectively and have been properly written up, kept and maintained in accordance with generally accepted accounting practice and together shows a true and fair view of the affairs and financial position of each of the Group Company.

1.10

A consistent accounting policy has been adopted by each member of the Group and there has been no material change thereof.

1.11

No member of the Group holds any security (including any guarantee or indemnity) which is not valid and enforceable against the grantor thereof in accordance with its terms.

1.12

In relation to all financing arrangements to which any member of the Group is a party:

(a)

there has been no contravention of or non-compliance with any provision of any such document;

(b)

no steps for the enforcement of any encumbrances have been taken or threatened;

(c)

there has not been any alteration in the terms and conditions of any of the said arrangements or facilities, all of which are in full force and effect; and

(d)

nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced.

1.13

The total amount borrowed by each member of the Group:

(a)

from its bankers does not exceed its overdraft facilities; and

(b)

from whatsoever source does not exceed any limitation on borrowing contained in its constitutive documents or any other deed or document binding on it.

2.

Assets

2.1

The assets of the Group are solely the property of the Group and are not subject to any encumbrance or any agreement to give or create any encumbrance including any bill of sale, hire or hire purchase agreement, conditional sale, credit sale or similar agreement.

2.2

Save for disposals in the ordinary course of its business, the assets of each member of the Group have been in the possession of, or under the control of, the Group.

2.3

The plant, machinery, vehicles and other equipment used in connection with the business of the Group are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained.

2.4

The Group Companies’ stock-in-trade, stocks of raw materials, packaging materials and finished goods now held are not excessive and are adequate and in relation to the current trading requirements of the business of the Group and none of the stocks is at obsolete, show moving or inappropriate in relation to the current business of the Group; all such stock-in-trade is in good condition and capable of being sold by the relevant Group Company in the ordinary course of its business in accordance with its current price lists without rebate or allowance to a purchaser.

2.5

No Group Company has created or granted or agreed to create or grant any security interest or other encumbrance in respect of any of its fixed assets included in the Accounts, or acquired since 31 December 2007 and none of such assets is the subject of any hire-purchase, leasing (where assets are leased to the Group Company), conditional sale or credit sale agreement.

3.

Litigation

No Group Company is engaged in (nor is any director in relation to the affairs of any Group Company engaged in) any legal proceedings (including litigation, arbitration and prosecution) and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings known or which would on reasonable enquiry be known to any Group Company or their respective directors.

4.

Company records

4.1

Each Group Company has kept and duly made up all requisite books of account (reflecting in accordance with good accounting principles all the financial transactions of the relevant Group Company), minute books, registers, records and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in the possession of a Group Company and its seal are in the possession of the relevant Group Company or the lender(s) to the Group Company concerned (where such documents form part of the loan or security documents for loans made to the Group or documents required to be delivered under such loan or security documents).

4.2

All accounts, books, ledgers, and other financial records of each Group Company:

(a)

have been properly maintained, are in the possession of the Company and contain due and accurate records of all matters required by law to be entered therein;

(b)

do not contain or reflect any material inaccuracies or discrepancies; and

(c)

give and reflect a true and fair view of the matters which ought to appear therein and no notice or allegation that any of the same is incorrect has been received, or if the relevant Group Company has received such notice or allegation, the incorrectness or errors have been rectified.

4.3

Without prejudice to the generality of paragraph 4.1, the minute book of directors’ meetings and the minute book of shareholders' meetings respectively of each Group Company contain full and accurate records of all resolutions passed by the directors and the shareholders of the Group Company concerned and no resolutions have been passed by either the directors or shareholders of the Group Company concerned which are not recorded in the relevant minute books.

4.4

All documents requiring to be filed with the relevant authority or to be filed with or approved by the Ministry of Commerce and the State Administration for Industry and Commerce Bureau and the Hong Kong Companies Registry (as the case may be) by each member of the Group have been properly made up, presented, filed and/or approved.

4.5

The register of members (if applicable) of each Group Company is correct, there has been no notice of any proceedings to rectify such register, and there are no circumstances which might lead to any application for its rectification.

5.

Properties

5.1

The particulars of all the properties (“Properties”) owned by the Group Company and/or any interest in land owned by the Group Company, and as at Completion, as set out in Schedule 3 are true and accurate and the Group Company has no other land or property of any tenure or any other interest in land, in Hong Kong or the PRC or elsewhere.

5.2

The title and land use rights to the Land is good and legally and beneficially solely owned by the Feishang Copper free from all Encumbrances and any other third party rights or interests of whatever nature and for a period of not less than 29 years from 31 August 2006 and Feishang Copper has obtained all relevant title documents in respect thereof issued in the name of Feishang Copper with its interest duly registered at the relevant PRC governmental and regulatory authorities and such title documents shall be valid and subsisting and in full force and effect.

5.3

Construction of the Plant has been completed in accordance with the relevant construction contract and the plans and in compliance with all relevant authorisations, licenses, approvals, consents and other documents and all relevant departments of the PRC.  The title to the Plant is good and legally and beneficially solely owned by Feishang Copper free from all Encumbrances and any other third party rights or interests of whatever nature and for a period of not less than the period for the Land.  Save and except the building certificate of the Plant, Feishang Copper has obtained all relevant title documents in respect thereof issued in the name of Feishang Copper with its interest duly registered at the relevant PRC governmental and regulatory authorities and such title documents shall be valid and subsisting and in full force and effect.  The building certificate of the Plant will be obtained within 12 months from the date of this Agreement.

5.4

The Properties

(a)

are not subject to any easements, covenants, obligations, restrictions or conditions which are of an unusual or onerous nature or which would affect the use or proposed use or continued use of the Properties by Feishang Copper for the purpose as an industrial plant;

(b)

do not enjoy any right easement or privilege, the withdrawal or cessation of which would adversely affect the use or proposed or continued use of which by Feishang Copper for the purpose set out in paragraph 5.4(a) above; or

(c)

the Properties are not likely to be affected by any of the following matters: -

(i)

any closing order, demolition order or clearance order;

(ii)

any outstanding notice issued under any applicable law, statute, regulation, decree, order or legislation;

(iii)

any order or proposal publicly advertised or of which written notice has been received for the compulsory acquisition or requisition of the whole or any part thereof or the discontinuance of any use or proposed use or the removal of any building; or

(iv)

any agreement with any public body or authority regulating the use or development or proposed use or development thereof nor is the Vendor aware of any intention on the part of the relevant government or regulatory authorities to issue such order or notice or any matter which may give rise to the issue of such order or notice.

5.5.

All construction or development scheme and commencement of construction or development of such scheme in relation to the Properties have been approved by all the relevant governmental and regulatory authorities without payment of any additional land premium, fees or charges (other than usual and nominal application and/or handling charges) and without any onerous terms and conditions or undue delay.

5.6.

The Land is free from any mortgage, charge, lien, lease, encumbrance or any other third party rights and no agreement has been entered into in respect of any of the foregoing and the Subsidiary shall be entitled to transfer, mortgage, lease or dispose of the Land without further authorisation or approval or other action by any governmental authority or other regulatory body or payment of any land costs (including but not limited to any premium or purchase moneys or other money) other than normal outgoings.

5.7.

The Plant is free from any mortgage, charge, lien, lease, encumbrance or any other third party rights and no agreement has been entered into in respect of any of the foregoing and Feishang Copper shall be entitled to transfer, mortgage, lease or dispose of the Plant without further authorisation or approval or other action by any governmental authority or other regulatory body or payment of any land costs (including but not limited to any premium or purchase moneys or other money) other than normal outgoings.

5.8.

None of the PRC government nor any competent authority has issued any notice or order which may adversely affect the right to use or the proposed use of the Properties for the purpose for which it is currently contemplated.

5.9.

All requisite approvals, consents, permits, certificates of compliance, occupation permits and licenses necessary for the use of the Land as they are currently contemplated have been duly obtained and are in full force, validity and effect and there are no circumstances known or which would on reasonable enquiry be known to the Vendor which are likely to result in the forfeiture, avoidance, withdrawal or non-renewal of or restriction on or amendment to the same.

5.10.

Save and except the building certificate of the Plant, all requisite approvals, consents, permits, certificates of compliance, occupation permits and licences necessary for the use of the Plant as they are currently contemplated will be duly obtained and are in full force, validity and effect and there are no circumstances known or which would on reasonable enquiry be known to the Vendor which are likely to result in the forfeiture, avoidance, withdrawal or non-renewal of or restriction on or amendment to the same.

5.11.

There has been and will be no change in the terms and conditions of the title documents applicable to the Properties as a result of the transfer of the Sale Interests, which are all in full force, validity and effect.

5.12.    No default (or event which with notice or lapse of time or both will constitute a default) has occurred or is continuing under the title documents applicable to the Properties and no breach of any PRC laws, rules, regulations, guidelines, notices, circulars, orders, judgments, decrees or rulings of any court, government, governmental or regulatory authorities has been committed in respect of the use occupation and enjoyment of the Properties;

5.13.

All covenants, obligations, stipulations, restrictions, terms and conditions affecting the Properties have been observed, performed and complied with in all respects and all outgoings of whatever nature in respect of the Properties have been duly paid; and

5.14.

There is no breach of any applicable statute, regulation, decree, order or legislation as to fire precautions or public health with which the Properties are obliged to comply or any regulations with respect to the health and safety of persons working in or about the Properties.

5.15.

All applicable legislation, statutory requirements, governmental or other orders, rules, directives, instruments affecting or pertaining to the use, occupation or enjoyment of the Land has been complied with in all material respects.

5.16.

All applicable legislation, statutory requirements, governmental or other orders, rules, directives, instruments affecting or pertaining to the use, occupation or enjoyment of the Plant has been complied with in all material respects.

5.17.

Neither the Company, Feishang Copper or the Vendor has received or, having made all due and careful enquiries, is aware of any notice of breach of any covenants, restrictions, stipulations, conditions and other terms affecting the Properties or is aware of any circumstances which would entitle or require any person to exercise any powers of entry and taking possession or which would otherwise terminate or restrict the possession or occupation of the Properties.

5.18.

No notice, whether formal or informal, has been served or any notice of a similar nature the implementation of which would affect the occupation or enjoyment of the Properties.

5.19.

All the land user’s covenants contained in the title documents applicable to the Properties have been duly performed and observed to the extend that such obligations have fallen due.

5.20.

Feishang Copper is entitled to and has exclusive vacant possession of the Properties and no part of the Properties is subject to any lease, tenancy or licence or any agreement to grant such lease, tenancy or licence and no person other than a Group Company has a right to occupy or enter upon any of the Properties.

5.21.

Pending Completion, none of the Company and Feishang Copper will transfer, sell, assign or otherwise dispose of the Properties or any part thereof or any interest therein or sub-divide, lease, or in any other way deal with or part with the possession of or make any arrangement for the sharing of any of the Properties or any part thereof or any interest therein or enter into any agreement so to do without the prior written consent of the Purchaser.

5.22.

There is no outstanding monetary claim or liability, contingent or otherwise, affecting the Properties;

5.23.

The Properties are not subject to the payment of any outgoings other than the usual rent and rates and other normal outgoings

5.24.

There is no dispute in relation to the Properties with any governmental or local authority, superior lessor, tenant or licensee or with the owner or occupier of any adjoining or neighbouring property or any other party, and there are no circumstances known to the Vendor, having made all due and careful enquiries, likely to give rise to any such dispute.

5.25.

The use or proposed use of the Properties is that indicated in Schedule 3 and is the lawful permitted use and is in compliance with the provisions, covenants, terms and conditions of any conditions and any regulations in force relating to the Properties and no person has violated any laws or regulations of the PRC relating to land or construction in the PRC.

5.26.

The Properties are not subject to any notice or order given by any PRC governmental or other authority which would adversely affect the Properties or any part thereof and the Vendor is not aware of any facts, matters or any notice or order served by any governmental or other authority which may adversely affect the right of the Group to use the Properties for the purpose as an industrial factory.

5.27.

The Vendor is not aware of any matter or things which materially and adversely affect the Properties or which may subject the owner or occupier thereof to any material charge or liability or which should be revealed to the Purchaser.

5.28.

There is no obligation to reinstate the Properties by removing or dismantling any alteration made to it by the Company or Feishang Copper or any other person.

5.29.

Any land costs, including but not limited to any premium, purchase moneys, land use management and construction fees, rent, levies, charges, duties, taxes and imposts or other money payable relating to the Properties has been paid in full and the covenants terms and conditions relating to any part of the Properties have been paid, observed and performed in accordance with the terms of such covenants terms and conditions in all material respects, and no amount is due or payable by any Group Company or any other person in respect of the Properties.

5.30.

The construction or development scheme and commencement of construction or of such scheme in relation to the Plant have been approved by all the relevant governmental and regulatory authorities without payment of any additional land premium, fees or charges (other than usual and nominal application and/or handling charges) and without any onerous terms and conditions or undue delay. Construction of the Plant has been completed and the Plant is in good condition and fit for use and occupation as an industrial factory in accordance with the Construction Contract and the Plans and in compliance with all relevant authorisations, licenses, approvals, consents and other documents and all relevant departments of the PRC and all relevant approvals, consents, permits, certificates of compliance, occupation permits, and/or licence(s) for commencing operation of the Plant has been issued by the applicable PRC governmental and regulatory authorities.

5.31.

There is no unauthorised or illegal structure or alteration erected or constructed or in the process of being erected or constructed in the Properties or any part thereof.

5.32.

The Properties have at all material times been and are at the date hereof fully insured to their full replacement value against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature to those of the member of the Group and each of the member of the Group has at all material times been and is at the date of this Agreement adequately covered against all legal liability and risks normally insured against by such companies.

5.33.

All premiums due on the insurance policies have been duly paid and all such policies are valid and in force and (so far as the Vendor is aware) there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and there is no claim outstanding under such policy nor is the Vendor aware of any circumstances likely to give rise to a claim or cause an application for renewal of such policy to be refused.

5.34

Save and except the Properties, the Group does not have any leased or owned properties.

6.

Intellectual property rights

6.1

All trade marks, designs, copyrights, knowhow, technologies, business names and other intellectual property rights used and proposed to be used by each of the Group Company in connection with their respective businesses are vested in and beneficially owned by the Group and is not used, claimed or opposed by any other person and either (i) are registered in their names as sole proprietor(s); or (ii) are in their sole beneficial ownership; or (iii) are used under valid licenses granted by the proprietor(s) or beneficial owner(s) thereof and such licenses are in force and have not been revoked or terminated and, in each case, no license or registered user or other right has been granted or agreed to be granted to any third party in respect thereof.

6.2

The business of each Group Company as now carried on do not, and are not likely to, infringe any intellectual or industrial property right of any other person (or would not do so if the same were valid) and all licenses to any Group Company in respect of such protection are in full force and effect.  The Vendor or the Group has not received any claims from any third parties alleging the operations or business of any of the Group Companies have infringed the intellectual property rights held or owned by such third parties; and no claims have been made and no applications are pending which if pursued or granted may materially and adversely affect the relevant Group Company or its business.

6.3

No Group Company has (otherwise than in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

7.

The Group and the law

7.1

Each of the Group Companies has conducted its business in all material respects in accordance with all applicable laws and regulations in the jurisdictions that it was incorporated or established respectively and there is no order, decree or judgment of any court or any governmental agency in the jurisdictions that it was incorporated or established respectively or outstanding against the Group or which may have a material adverse effect upon the assets or business of any member of the Group.

7.2

Save as safe production permit and environmental protection certification which will be granted to the Group Company on or before September 30, 2008, all necessary licenses, consents, registrations, authorities, permits and authorities (public and private) have been obtained by each member of the Group to enable each member of the Group to commence commercial production of the smelting facilities, to carry on its business effectively in the places and in the manner in which such business is now carried on and to comply with all applicable environmental, public health and safety and employee health and safety laws and regulations and all such licenses, consents, permits and authorities are valid and subsisting and the Vendor knows of no reason why any of them should be suspended, cancelled or revoked or should not be renewed or reissued upon or prior to their expiry.

7.3

Neither any Group Company nor any of their officers, agents or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any ordinance, order, regulation, enactment, statute or the like in the PRC, Hong Kong or elsewhere which is punishable by fine or other penalty.

7.4

No order has been made or petition presented or resolution passed for the winding up of any member of the Group, nor has any distress, execution or other process been levied against any member of the Group.

7.5

The Group Companies have complied with all applicable environmental, public health and safety and employee health and safety laws and regulations.

7.6

Safe production permit and environmental protection certification will be granted to the Group Companies on or before September 30, 2008.

8.

The business

8.1

There is not now outstanding any contract or arrangement to which any Group Company is a party and in which the Vendor, or any director of any Group Company, is nor has been interested, whether directly or indirectly.

8.2

Since 31 December 2007:

(a)

each of the Group Companies has carried on its business in the ordinary and usual course and without having entered into any material transaction, assumed any material liability or made any material payment not provided for in the Completion Accounts which is not in the ordinary course of its business or suffered any material adverse interruption or alteration in the nature, scope or manner of its business;

(b)

each of the Group Companies has paid its creditors within the time agreed with such creditors and there are not debts outstanding by the Company which have been due for more than six months;

(c)

none of the Group Companies has entered into, or agreed to enter into, any capital commitments;

(d)

no share or loan capital has been issued or agreed to be issued by the respective companies;

(e)

no distribution of capital or income has been declared, made or paid in respect of any share capital of any Group Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of any Group Company has been repaid in whole or part or has become liable to be repaid; and

(f)

no unusual trade discounts or other special terms have been incorporated into any contract entered by any of the Group Companies inconsistent with the previous practice of the Group.

8.3

No one is entitled to receive from any Group Company any founder’s fee, brokerage, or other commission in connection with the purchase of the Sale Interests.

8.4

The acquisition of the Sale Interests by the Purchaser and compliance with the terms of this Agreement will not:

(a)

cause any Group Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Group not to continue to do so on the same basis as previously;

(b)

relieve any person of any obligation to the Group (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Group or to exercise any right whether under an agreement with or otherwise in respect of any of them;

(c)

result in any present or future indebtedness of the Group becoming due or capable of being declared due and payable prior to its stated maturity;

(d)

give rise to or cause to become exercisable any right of pre-emption;

(e)

adversely affect the Group’s relationships with its clients, customers, suppliers or employees;

(f)

result in any revocation or suspension of any licenses permit or consent held by or granted to any member of the Group; or

(g)

the termination of any contract to which any member of the Group is a party.

9.

The Group’s contracts

9.1

All documents to which the Company and any other Group Company is a party and other documents owned by or which ought to be in the possession of the Group have been properly stamped (if required) and are in the Group's possession and true and complete copies thereof have been delivered to the Purchaser’s agents.

9.2

No Group Company is a party to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

(a)

is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

(b)

is known or is likely to result in a loss to the Group on completion of performance;

(c)

cannot readily be fulfilled or performed by the member of the Group on time without undue or unusual expenditure of money and effort;

(d)

involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

(e)

is a lease or a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment;

(f)

is a contract with any trade union or body or organisation representing the Company's employees;

(g)

requires an aggregate consideration payable by the Company in excess of HK$1,000,000;

(h)

is a contract for services (other than normal office services);

(i)

requires the Company or any of its subsidiaries to pay any commission, founders’ fee, royalty or the like;

(j)

in any way restricts the Group’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(k)

is in any way otherwise than in the ordinary and proper course of the Group’s business.

9.3

No Group Company is a party to any agreement under which the Group Company or any other party is in default, being a default which is material in relation to the financial or trading position or prospects of the Group nor are there any circumstances likely to give rise to such a default.

9.4

Save and except the Shareholder’s Loan in the amount of RMB47,291,576 [and the amounts due to related companies as disclosed in the Completion Accounts], there is no outstanding indebtedness or other liability (actual or contingent) owing by any Group Company to the Vendor or its associates, or any director of a Group Company or any person connected with the Vendor or with any such director nor is there any indebtedness owing to a Group Company by any such person nor has any person given any guarantee of or security for any overdraft, loan or loan facility granted to the Company or a subsidiary of the Company.

9.5

There are in force no powers of attorney given by a Group Company.  No person, as agent or otherwise, is entitled or authorised to bind or commit a member of the Group to any obligation not in the ordinary course of the Group’s business.

10.

The Group and its bankers

10.1

The total amount borrowed by the Group from its bankers does not exceed any limits granted under any relevant facilities and the total amount borrowed by any Group Company from whatsoever source does not exceed any limitation on its borrowing power contained in its articles of association, or other corporate documents or in any debenture or loan stock deed or other instrument.

10.2

None of the Vendor or any Group Company has done anything whereby the continuance in full force and effect of any overdrafts, loans or finance facilities extended to the Group might be affected or prejudiced.

11.

The Group and its employees

11.1

There is no outstanding contract of service between the Group and any of its directors, officers or employees which is not terminable by the Group without compensation by three months’ notice given at any time and there are no claims pending or threatened, or capable of arising against any member of the Group, by any employee or third party, in respect of any accident or injury not fully covered by the insurance.

11.2

As regards any scheme which the Group is or may become obliged to join or subscribe under any applicable law or regulations, there is no scheme or fund in respect of retirement, pension, health insurance, housing, bonus, incentive, share option or other benefits to directors, officers, staff, employees or any other party to which any of the members of the Group is a party or in respect of which there is any obligation or liability, present or future, actual or contingent.

12.

Investments, associations and branches

12.1

The Company is not the holder or beneficial owner of and has not agreed to acquire any class of shares or other capital of any other company or corporation (whether established or incorporated in the PRC or elsewhere) other than Feishang Copper.

12.2

100% of the equity interests of the Feishang Copper are directly and wholly owned by the Company and is free from any liens, charges, equities, encumbrances or interests in favour of any other person.

12.3

No Group Company is or has agreed to become a member of any partnership, joint venture, consortium or other unincorporated association. None of the Group Companies has granted any right to call for the issue of or agreed to issue at any time after Completion any share or loan or registered capital.  And that none of the members of the Group is under any contract, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities or has agreed to acquire any share or interest or loan capital in any company.

13.

Insurance

13.1

The Group has maintained insurance covers in respect of all risks and up to an extent that may reasonably be expected of a prudent businessman operating a business similar to that of the Group.

13.2

All insurance policies taken out by the Group are valid, binding, in full force and effect and not voidable.  There are no circumstances which might lead to any liability under any such insurance policies being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy nor are there any circumstances likely to give rise to a claim.

14.

Events since 31 December 2007

14.1

Since 31 December 2007,

(a)

there has been no material adverse change in the financial condition or prospects of any of the members of the Group and each of the members of the Group has entered into transactions and incurred liabilities only in the ordinary course of business;

(b)

no resolution of any of the members of the Group in general meeting has been passed other than resolutions relating to the business of an annual general meeting which was not special business;

(c)

no Group Company has declared, paid or made or is proposing to declare, pay or make any dividend or other distribution;

(d)

the financial year end of each of the members of the Group has continued to be and has not changed from 31 December;

(e)

no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(f)

the business of each of the members of the Group has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, no stock has notionally depreciated, become obsolete or lost value and no material change has occurred in the level of stock and no unusual or abnormal contract has been entered into by any of the members of the Group;

(g)

save and except the acquisition of the Feishang Copper by the Company, no asset of any of the members of the Group has been acquired or disposed of, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by any of the members of the Group, and no contract involving expenditure by it on capital account has been entered into by any of the members of the Group, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

(h)

there has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for taxation purposes;

(i)

no event has occurred which gives rise to a taxation liability to any of the members of the Group or deemed (as opposed to actual) income, profits or gains or which results in the relevant company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

(j)

no remuneration (including bonuses) or benefit payable to any officer or employee of any of the members of the Group has been increased nor has any of the members of the Group undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect; and

(k)

such book debts shown in the Completion Accounts and all other book debts arising since such time which have been realised since 31 December 2007 have been realised at amounts not less than those shown in the Completion Accounts or, in the case of subsequently arising book debts, their face amount, and no indication has been received that any debt now owing to any of the companies is bad or doubtful.

15.

General

15.1

All information contained in this Agreement (including the matters stated in the Recitals and Schedules) or in the documents referred to herein and therein and all other information concerning the Group and/or any part or parts of its business operations assets and liabilities (actual or contingent) supplied in the course of the negotiations leading to this Agreement to the Purchaser or the Purchaser’s agents was when given true, complete and accurate in all respects and there is no fact or matter which has not been disclosed which renders any such information or documents untrue, inaccurate or misleading at the date of this Agreement or which if disclosed might reasonable be expected to influence adversely the Purchaser’s decision to purchase the Sale Interests on the terms of this Agreement.

15.2

The Vendor has full power, capacity and right to enter into and perform its obligations under this Agreement without any further sanction or consent by any other parties and has taken all necessary actions to authorise the execution and completion of this Agreement by it and the performance of its obligations hereunder.  This Agreement will, when executed, constitute legal, valid and binding obligations on the Vendor in accordance with its terms.

SCHEDULE 3

THE LAND

The part of the land of approximately 200,000 square meters situated at 烏后旗呼和温都爾鎮 (Wuhouqi Huhewendoer Town) (Land Lot No. 4537.7-18655.5 ) the PRC, as more particularly set out in the plan attached to this Schedule 3.

The land use rights of the Land are held for a term of 29 years commencing from August 31, 2006 and expiring on October 14, 2035.

THE PLANT

Plant	Description and tenure
A Factory Building in a Factory Compound (Land Lot No. 4537.7-18655.5) 烏后旗呼和温都爾鎮 (Wuhouqi Huhewendoer Town) The PRC

The Plant comprises a production factory under construction in a factory compound on the Land.

The Plant has a gross floor area of approximately 18,906 sq m, and occupies an apportioned site area of approximately 200,000 sq. m.

AS WITNESS the parties hereto have executed this Agreement the day and year first above written.

THE VENDOR

SIGNED by Li Feilie

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for and on behalf of

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FEISHANG GROUP LIMITED

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in the presence of:

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PURCHASER

SIGNED by Tam Cheuk Ho

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for and on behalf of

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CHINA NATURAL RESOURCES, INC.

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in the presence of:

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ANNEXURE A

COMPLETION ACCOUNTS

MARK FAITH TECHNOLOGY DEVELOPMENT LIMITED

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

RMB
NET SALES	296,788,319
COST OF SALES	(290,028,718)
GROSS PROFIT	6,759,601
SELLING AND ADMINISTRATIVE EXPENSES	(11,491,362)
LOSS FROM OPERATIONS	(4,731,761)
INTEREST EXPENSE, NET	(105,552)
OTHER EXPENSE, NET	(47,823)
NET LOSS	(4,885,136)

MARK FAITH TECHNOLOGY DEVELOPMENT LIMITED

UNAUDITED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2007

RMB
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4,099,231
Other receivables and prepayments	1,063,331
Advance to suppliers	68,435,911
Inventories	160,429,455
VAT recoverable	2,103,144
TOTAL CURRENT ASSETS	236,131,072

PROPERTY AND EQUIPMENT, NET	154,956,396
CONSTRUCTION IN PROGRESS	67,952,820
TOTAL ASSETS	459,040,288

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	51,372,119
Other payables	830,211
Accrued liabilities	227,050
Amount due to related companies	335,066,868
Amount due to holding company	47,291,576
TOTAL LIABILITIES – ALL CURRENT	434,787,824

SHAREHOLDERS’ EQUITY
Share capital	29,137,600
Accumulated losses	(4,885,136)
TOTAL SHAREHOLDERS’ EQUITY	24,252,464
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	459,040,288